Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports First Quarter 2022 Financial Results

McLean, VA, May 12, 2022 – Arlington Asset Investment Corp. (NYSE: AAIC) (the “Company” or “Arlington”) today reported financial results for the quarter ended March 31, 2022.

First Quarter 2022 Financial Highlights

•	$6.19 per common share of book value
o	0.5% increase from December 31, 2021
•	$0.12 per diluted common share of GAAP net loss
•	$0.05 per diluted common share of non-GAAP core operating income[1]
o	$0.03 per diluted common share increase from fourth quarter of 2021
•	$0.09 per common share of book value accretion from the repurchase of 3.3% of the outstanding shares of common stock
o	Purchased an additional 2.0% of the outstanding shares of common stock through May 11, 2022
o	11.4 million share remaining authorization as of May 11, 2022
•	1.3 to 1 “at risk” leverage ratio

“Over the last 24 months, we have thoroughly repositioned Arlington from a primarily levered agency MBS strategy to one focused on establishing multiple high return, non-commodity investment channels in mortgage servicing rights (“MSRs”), single-family residential (“SFR”) rental properties and select credit investments.

“The execution of this strategy has enabled the Company to produce outsized recent returns relative to other residential mortgage REITs, evidenced by the Company generating an economic return that was among the top 10% of its peers over the last six months,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.

“The actions taken by the Company allowed us to grow book value during a time when traditional mortgage REITs have been battling an exceptionally volatile market environment.  Today, the Company has a flexible investment platform across multiple residential asset classes that has created high returns while operating with low leverage and high liquidity.

“As you see from our recent results, the Company’s differentiated strategy is well suited to perform in various market conditions.  Having grown to 50% of investment capital, our MSR portfolio produced strong results again during the first quarter and has generated a 53% annualized return since its initial formation in late 2020.  Our SFR portfolio has reached $177 million as of today with a strong net unlevered yield of 4.9% and anticipated total returns in the double digits.

“Today we also announced the signing of an agreement to sell a portion of our SFR portfolio at an expected significant gain driven primarily by a bulk premium for a portfolio of leased homes in attractive markets.  Once consummated, we expect the sale to add approximately $0.45 per share or 7% to our first quarter ended book value.  Following the expected completion of that sale near the end of the second quarter, we expect to continue the growth of our SFR platform to its fully ramped scale of approximately $200 million of homes, subject to market conditions, utilizing our attractive five-year fixed cost financing facility alongside our $55 million capital allocation.  Looking forward, we are encouraged by the potential upside to future earnings from the full ramp of our SFR portfolio.

“We continue to believe there is greater value in Arlington’s business than the public markets recognize.  Until we believe the stock price more accurately reflects the intrinsic value of Arlington’s business, the Company and its insiders expect to continue to purchase shares of the Company’s stock.  Since reinstituting our current common stock repurchase program in 2020, the Company has

[1]	A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release.

aggressively returned capital to shareholders by purchasing over 23% of its outstanding shares, delivering $0.68 per share of accretion to shareholders.

“We remain optimistic that our strategy can continue to drive economic returns which we believe the market will reward shareholders over time.”

First Quarter Investment Portfolio

As of March 31, 2022, the Company’s investment portfolio capital allocation was as follows:

	Assets	Invested Capital Allocation (1)	Invested Capital Allocation (%)	Leverage (2)
MSR financing receivables	$139,225	$139,225	50%	0.3
Credit investments (3)	83,096	62,485	22%	0.3
Single-family residential properties	121,962	48,036	17%	1.6
Agency MBS	292,318	31,900	11%	8.3
Total invested capital	$636,601	281,646	100%
Cash and other corporate capital		23,557
Total investable capital		$305,203		1.3

(1)	Our investable capital is calculated as the sum of our shareholders’ equity capital plus accumulated depreciation of our single-family residential properties and long-term unsecured debt.
(2)

Our leverage is measured as the ratio of the sum of our repurchase agreement financing, long-term debt secured by single-family residential properties, net payable or receivable for unsettled securities, net contractual forward purchase price of our TBA commitments and leverage within our MSR financing receivables less our cash and cash equivalents compared to our investable capital.

(3)

Includes our net investment of $28,144 in two variable interest entities with gross assets and liabilities of $272,802 and $244,658, respectively, that are consolidated for GAAP financial reporting purposes.

MSR Related Investments

The Company is party to agreements with a licensed, U.S. government sponsored enterprise (“GSE”) approved residential mortgage loan servicer that enable the Company to garner the economic return of an investment in an MSR purchased by the mortgage servicing counterparty.  The arrangement allows the Company to participate in the economic benefits of investing in an MSR without holding the requisite licenses to purchase or hold MSRs directly.  Under the terms of the arrangement, the Company provides capital to the mortgage servicing counterparty to purchase MSRs directly and the Company, in turn, receives all the economic benefits of the MSRs less a fee payable to the counterparty. At the Company’s option, the mortgage servicing counterparty could utilize leverage on the MSRs to which the Company’s MSR financing receivables are referenced to finance the purchase of additional MSRs to increase potential returns to the Company.  The transactions are accounted for as a financing receivable on the Company’s consolidated financial statements.

The Company’s MSR financing receivable investments as of March 31, 2022 are summarized below:

Amortized Cost Basis (1)	Unrealized Gain	Fair Value
$102,284	$36,941	$139,225

(1)	Represents capital investments plus accretion of interest income net of cash distributions.

MSR Financing Receivable Underlying Reference Amounts:
MSRs	Financing	Advances Receivable	Cash and Other Net Receivables	Counterparty Incentive Fee Accrual	MSR Financing Receivables	Implicit Leverage
$179,987	$(43,948)	$2,587	$9,822	$(9,223)	$139,225	0.32

Underlying Reference MSRs:
Holder of Loans	Unpaid Principal Balance	Weighted-Average Note Rate	Weighted-Average Servicing Fee	Weighted-Average Loan Age	Price	Multiple (1)	Fair Value
Fannie Mae	$13,450,698	2.94%	0.25%	13 months	1.31%	5.21	$176,026
Freddie Mac	298,226	3.06%	0.25%	9 months	1.33%	5.31	3,961
Total/weighted-average	$13,748,924	2.94%	0.25%	13 months	1.31%	5.21	$179,987

(1)	Calculated as the underlying MSR price divided by the weighted-average servicing fee.

As of March 31, 2022, the mortgage servicing counterparty has drawn $43.9 million of financing under its credit facility collateralized by the MSRs to which the Company’s MSR financing receivables are referenced, resulting in an implicit leverage ratio of 0.32 to 1. The weighted average yield on the Company’s MSR financing receivables was 12.49% for the first quarter of 2022 compared to 9.63% for the fourth quarter of 2021.

Single-family Residential Investments

As of March 31, 2022, the Company had acquired 405 single family residential (“SFR”) properties for a total cost of $122 million and had commitments to acquire an additional 49 SFR properties for an aggregate purchase price of $15 million.  The timing of the earnings benefit to the Company from investing in SFR rental properties will be dictated by the pace of home purchases, the level of any property level refurbishments required after purchase and the length of the lease marketing period.  The Company expects the time period between the date of settlement of the home purchase to the date the house is occupied by a tenant to average between 30 to 60 days.  During the period prior to a lease commencement, the Company is incurring costs to hold the property including real estate taxes, insurance, homeowner association fees and interest costs.

As of March 31, 2022, the Company’s SFR portfolio is summarized below:

Market	Number of Properties	Gross Book Value	Average Gross Book Value	Average Square Feet	Average Year Built
Tulsa, OK	78	$19,780	$254	1,735	2016
Dallas, TX	57	19,592	344	1,969	2014
Atlanta, GA	61	19,449	319	2,284	2010
Huntsville, AL	47	15,105	321	2,356	2013
Memphis, TN	45	13,209	294	1,910	2007
Charlotte, NC	34	11,905	350	1,921	2011
Kansas City, MO	40	11,738	293	1,947	2006
Birmingham, AL	43	11,184	260	1,691	2018
Total/weighted average	405	$121,962	$301	1,974	2012

Status of Property	Number of Properties	Gross Book Value
In rehabilitation	47	$14,517
In marketing	69	21,124
Leased not yet occupied	20	6,291
Leased and occupied	269	80,030
Total	405	$121,962

As of March 31, 2022, the Company has drawn $78.1 million under its $150 million credit facility.  Advances may be drawn up to 74% of the fair value of eligible SFR properties with an advance period that expires in March 2023 with outstanding principal balance due in October 2026.  Advances under the facility bear interest at a fixed rate of 2.76%.

Credit Investments

The Company’s credit investments generally include mortgage loans secured by residential or commercial real property or MBS collateralized by residential or commercial mortgage loans or residential solar panel loans (“non-agency” MBS or ABS).  As of March 31, 2022, the Company’s $83.1 million credit investment portfolio at fair value was comprised of the following:

	Fair Value (1)	Market Price	Leverage	Cumulative Total Return on Capital (2)
Commercial mortgage loan	$29,592	$100.00	2.3	11.15%
Residential MBS - interest-only (3)	20,910	8.20	—	124.14%
Residential MBS (3)	1,281	79.13	—	(54.26)%
Business purpose residential MBS (4)	17,002	94.42	—	9.27%
Residential solar panel loan ABS	14,311	78.19	—	(4.55)%
Total/weighted-average	$83,096		0.3	11.53%

(1)	For credit investments in securities, includes contractual accrued interest receivable.
(2)

Calculated as an annualized internal rate of return based upon our initial investment, cash received from the investment, cash paid for secured financing costs (if any) and assumes liquidation at quarter-end at an amount equal to estimated fair value plus accrued interest and the payoff of any secured financing (if any) and accrued interest thereon.

(3)	Residential MBS – interest-only and residential MBS, in combination, reflect our net investment at fair value of $22,191 in a VIE that is consolidated for GAAP financial reporting purposes.
(4)	Includes our net investment at fair value of $5,953 in a VIE that is consolidated for GAAP financial reporting purposes.

As of March 31, 2022, the Company had a $20.7 million repurchase agreement outstanding with a rate of 2.86% and remaining maturity of 351 days secured by a $29.6 million commercial mortgage loan at fair value.  As of March 31, 2022, the Company did not have any repurchase agreements outstanding secured by non-agency MBS or ABS.

During the first quarter of 2022, the Company purchased the first loss piece and excess interest only strip in a recently issued securitization of performing non-qualified residential mortgage loans for $20.6 million.  As a result of an option to purchase delinquent loans from the trust, the Company consolidates for financial reporting purposes the underlying mortgage loan collateral and term notes issued by the trust.  The term notes issued by the trust have recourse solely to the assets of the trust with no recourse to the Company.

Agency MBS

The Company’s agency MBS consist of residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by a U.S. government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”).  As of March 31, 2022, the Company’s agency MBS investment portfolio totaled $292 million at fair value consisting entirely of specified agency MBS comprised of the following:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
2.0%	$98,035	$2,264	$100,299	$(8,867)	$91,432	$93.26	2.00%	9.0
2.5%	129,057	6,750	135,807	(11,896)	123,911	96.01	2.50%	7.9
3.0%	45,092	450	45,542	(1,183)	44,359	98.37	3.00%	8.2
3.5%	32,474	855	33,329	(721)	32,608	100.41	3.50%	7.8
5.5%	8	—	8	—	8	109.57	5.50%	5.4
Total/weighted-average	$304,666	$10,319	$314,985	$(22,667)	$292,318	$95.95	2.52%	8.3

The Company’s weighted average yield on its agency MBS was 1.52% for the first quarter of 2022 compared to 1.53% for the fourth quarter of 2021, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 9.01% for the first quarter of 2022 compared to 7.43% for the fourth quarter of 2021.

As of March 31, 2022, the Company had $264.1 million of repurchase agreements outstanding with a weighted average rate of 0.36% and remaining weighted average maturity of 13 days secured by an aggregate of $279.9 million of agency MBS at fair value.  The Company’s weighted average cost of repurchase agreement funding secured by agency MBS was 0.17% during the first quarter of 2022 compared to 0.12% during the fourth quarter of 2021.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost borrowing and the value of its fixed-rate agency MBS.  Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives variable interest payments based upon either the prevailing three-month London Interbank Offered Rate (“LIBOR”) or Secured Overnight Financing Rate (“SOFR”). As of March 31, 2022, the Company’s interest swap agreements were comprised of the following:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)
Years to maturity:
Less than 3 years	$100,000	0.90%	0.27%	(0.63)%	1.7
3 to less than 10 years	75,000	1.33%	0.45%	(0.88)%	5.8
Total/weighted-average	$175,000	1.08%	0.35%	(0.73)%	3.5

The Company’s weighted average net pay rate of its interest rate swap agreements was 0.68% during the first quarter of 2022 compared to 0.69% during the fourth quarter of 2021.  Under GAAP, the Company has not designated these transactions as hedging instruments for financial reporting purposes and, therefore, all gains and losses on its hedging instruments are recorded as net investment gains and losses in the Company’s financial statements.

Other First Quarter 2022 Financial Highlights

The Company’s book value was $6.19 per common share as of March 31, 2022 compared to $6.16 per common share as of December 31, 2021.  Book value per common share is calculated as total equity plus accumulated depreciation of SFR properties less the preferred stock liquidation preference divided by common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

The Company’s “at risk” leverage ratio was 1.3 to 1 as of March 31, 2022 compared to 1.5 to 1 as of December 31, 2021.  The Company’s “at risk” leverage ratio is calculated as the sum of the Company’s repurchase agreement financing, long-term debt secured by single-family properties, net payable or receivable for unsettled securities, net contractual price of TBA commitments and financing embedded in its MSR financing receivables less cash and cash equivalents compared to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.

During the first quarter of 2022, the Company repurchased 1.0 million shares of its common stock at an average price of $3.44 per share for a total purchase cost of $3.5 million, representing 3.3% of common stock outstanding as of December 31, 2021. Subsequent to March 31, 2022, the Company repurchased an additional 0.6 million shares of its common stock at an average price of $3.39 per share for a total purchase cost of $2.0 million, representing 2.0% of common stock outstanding as of March 31, 2022.  Currently, the Company has remaining authorization from its Board of Directors to repurchase up to 11.4 million shares of its common stock.

Pending Partial Sale of Single-Family Residential Properties

On May 10, 2022, the Company entered into a purchase and sale agreement to sell 378 SFR properties for $132.75 million, excluding any transaction costs and fees.  The 378 properties have an estimated all-in-cost of $115 million, which includes the purchase price of the properties, closing costs and initial rehabilitation costs.  Pursuant to the agreement, the buyer may, for any reason or no reason at all, and in its sole and absolute discretion, terminate the agreement during a due diligence period that ends May 30, 2022.  Prior to settlement, the buyer can remove up to 5% of the SFR properties from the sale transaction.  If ultimately consummated, the sale is expected to settle late in the second quarter.

Conference Call

The Company will hold a conference call for investors at 10:00 A.M. Eastern Time on Thursday, May 13, 2022 to discuss the Company’s first quarter 2022 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AAIC) currently invests primarily in mortgage related and residential real estate and has elected to be taxed as a REIT.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election), use of equity raise proceeds and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, the uncertainty and economic impact of the ongoing coronavirus (COVID-19) pandemic and the measures taken by the government to address it, including the impact on our business, financial condition, liquidity and results of operations due to a significant decrease in economic activity and disruptions in our financing operations, among other factors, changes in interest rates, increased costs of borrowing, decreased interest spreads, credit risks underlying the Company’s assets, especially related to the Company’s mortgage credit investments, our ability to close on the sale of single-family residential homes described herein, and to realize the expected benefits from such sale, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, the Company’s ability to qualify and maintain qualification as a REIT, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s investment strategy, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents (includes $73 and $2,118, respectively, from consolidated VIEs)	$21,715	$20,543
Restricted cash	851	1,132
Restricted cash of consolidated VIEs	9,292	111
Sold securities receivable	—	28,219
Agency mortgage-backed securities, at fair value	292,318	483,927
MSR financing receivables, at fair value	139,225	125,018
Credit investments, at fair value	54,952	55,919
Mortgage loans of consolidated VIEs, at fair value	261,976	7,442
Single-family residential real estate (net of $1,010 and $299, respectively, of accumulated depreciation)	120,952	60,889
Deposits	4,607	4,549
Other assets (includes $1,461 and $547, respectively, from consolidated VIEs)	14,995	15,287
Total assets	$920,883	$803,036
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$284,862	$446,624
Secured debt of consolidated VIEs, at fair value	244,365	508
Long-term unsecured debt	86,096	85,994
Long-term debt secured by single-family properties	77,824	39,178
Other liabilities (includes $293 and $2, respectively, from consolidated VIEs)	9,639	6,605
Total liabilities	702,786	578,909
Equity:
Preferred stock (liquidation preference of $37,418 and $37,266, respectively)	36,357	36,208
Common stock	301	307
Additional paid-in capital	2,027,585	2,030,315
Accumulated deficit	(1,846,146)	(1,842,703)
Total equity	218,097	224,127
Total liabilities and equity	$920,883	$803,036
Book value per common share (1)	$6.19	$6.16
Common shares outstanding (in thousands) (2)	29,345	30,334

(1) Book value per common share is calculated as total equity plus accumulated depreciation of single-family residential real estate less the preferred stock liquidation preference divided by common shares outstanding.

(2) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

	March 31, 2022	December 31, 2021
Assets and liabilities of consolidated VIEs:
Cash and restricted cash	$9,365	$2,229
Mortgage loans, at fair value	261,976	7,442
Other assets	1,461	547
Secured debt, at fair value	(244,365)	(508)
Other liabilities	(293)	(2)
Net investment in consolidated VIEs	$28,144	$9,708

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Interest income
MSR financing receivables	$3,382	$2,589	$1,945	$1,390
Agency mortgage-backed securities	1,492	2,206	2,660	2,984
Credit securities and loans	853	772	1,247	1,770
Mortgage loans of consolidated VIEs	1,354	144	301	776
Other	325	169	193	125
Total interest and other income	7,406	5,880	6,346	7,045
Rent revenues from single-family properties	1,064	259	—	—
Interest expense
Repurchase agreements	276	286	306	403
Long-term debt secured by single-family properties	408	151	—	—
Long-term unsecured debt	1,370	1,376	1,435	1,150
Secured debt of consolidated VIEs	1,188	20	173	405
Total interest expense	3,242	1,833	1,914	1,958
Single-family property operating expenses	1,531	593	36	—
Net operating income	3,697	3,713	4,396	5,087
Investment and derivative (loss) gain, net	(827)	3,909	(1,313)	(9,032)
General and administrative expenses
Compensation and benefits	2,065	1,855	1,888	1,841
Other general and administrative expenses	1,219	1,125	1,009	1,349
Total general and administrative expenses	3,284	2,980	2,897	3,190
(Loss) income before income taxes	(414)	4,642	186	(7,135)
Income tax provision (benefit)	2,287	808	436	(76)
Net (loss) income	(2,701)	3,834	(250)	(7,059)
Dividend on preferred stock	(742)	(739)	(731)	(723)
Net (loss) income (attributable) available to common stock	$(3,443)	$3,095	$(981)	$(7,782)
Basic (loss) earnings per common share	$(0.12)	$0.10	$(0.03)	$(0.24)
Diluted (loss) earnings per common share	$(0.12)	$0.10	$(0.03)	$(0.24)
Weighted average common shares outstanding (in thousands)
Basic	29,832	31,100	31,927	33,066
Diluted	29,832	31,421	31,927	33,066

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income from financial assets” and “net operating income from SFR properties, excluding depreciation,” less “core general and administrative expenses,” long-term unsecured debt interest expense, preferred stock dividends and an “income tax provision for taxable REIT subsidiary (“TRS”) core operating income.”

Economic Net Interest Income from Financial Assets

Economic net interest income from financial assets, a non-GAAP financial measure, is comprised of the following:

•	total interest and other income from our investments in interest-bearing securities, loans and other financial assets;

•

TBA dollar roll income, which represents the implied net interest income earned from the agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  TBA dollar income is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; net of

•	interest expense incurred from repurchase agreements or other financing arrangements secured by our investments in interest-bearing financial assets; and

•	net interest income earned or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA dollar roll income and the net interest income earned or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “investment and derivative gain (loss), net.” We believe that economic net interest income from financial assets assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses and the costs of corporate financing.

Net Operating Income (Loss) from SFR Properties, Excluding Depreciation

Net operating income (loss) from SFR properties, excluding depreciation, represents the operating income (loss) of the Company’s SFR properties determined in accordance with GAAP plus the depreciation and amortization of the SFR properties.  Net operating income (loss) from SFR properties, excluding depreciation is comprised of the following:

•	rent revenues from single-family properties; net of

•	single-family property operating expenses; and

•	interest expense incurred from long-term debt secured by single-family properties.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.

Income Tax Provision for TRS Core Operating Income

Our TRSs are subject to U.S. federal and state corporate income taxes.  Our computation of core operating income includes a provision for income taxes on the core operating income of our TRSs.  The core operating income of our TRSs is comprised of net interest income generated by our TRSs net of our TRSs’ general and administrative expenses.  In our consolidated statements of comprehensive income prepared in accordance with GAAP, the “income tax provision (benefit)” includes (i) the income tax provision for TRS core operating income and (ii) an income tax provision for (or benefit from) periodic increases (or decreases) in the fair value of the investments of our TRSs, which are recognized in net income as a component of “investment and derivative gain (loss) net.”

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of economic net interest income and core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Investments in financial assets
Interest and other income	$7,406	$5,880	$6,346	$7,045
TBA dollar roll income	823	465	1,064	1,778
Interest expense	(1,464)	(306)	(479)	(808)
Interest rate swap net interest expense	(291)	(653)	(379)	(1,187)
Economic net interest income from financial assets	6,474	5,386	6,552	6,828
Investments in SFR properties
Rent revenues	1,064	259	—	—
Property operating expenses, excluding depreciation	(816)	(306)	(24)	—
Interest expense	(408)	(151)	—	—
Net operating loss from SFR properties, excluding depreciation	(160)	(198)	(24)	—
Core general and administrative expenses	(2,523)	(2,457)	(2,377)	(2,653)
Long-term unsecured debt interest expense	(1,370)	(1,376)	(1,435)	(1,150)
Preferred stock dividend	(742)	(739)	(731)	(723)
Income tax provision for TRS core operating income	(229)	(129)	(85)	(61)
Non-GAAP core operating income	$1,450	$487	$1,900	$2,241

Non-GAAP core operating income per diluted common share	$0.05	$0.02	$0.06	$0.07
Weighted average diluted common shares outstanding	30,315	31,421	32,243	33,424

The following table provides a reconciliation of GAAP net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Net (loss) income (attributable) available to common stock	$(3,443)	$3,095	$(981)	$(7,782)
Add (less):
Investment and derivative loss (gain), net	827	(3,909)	1,313	9,032
Stock-based compensation expense	761	523	520	537
Income tax provision (benefit) for TRS investment gain (loss)	2,058	679	351	(137)
Depreciation of single-family residential properties	715	287	12	—
Add back:
TBA dollar roll income	823	465	1,064	1,778
Interest rate swap net interest expense	(291)	(653)	(379)	(1,187)
Non-GAAP core operating income	$1,450	$487	$1,900	$2,241

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.  Furthermore, there may be differences between non-GAAP core operating income and taxable income determined in accordance with the Internal Revenue Code.  As a REIT, the Company will be required to distribute at least 90% of its REIT taxable income (subject to certain adjustments) to qualify as a REIT and all of its taxable income in order to not be subject to any U.S. Federal or state corporate income taxes.  Accordingly, non-GAAP core operating income may not equal the Company’s distribution requirements as a REIT.